                                                                      EXHIBIT 11

                                  2001          2000          1999          1998             1997
                               ----------    ----------    ----------    ----------    -------------
Weighted average number of
shares outstanding              3,463,895     3,495,221     3,492,501     4,262,686        4,369,727
Add common stock
equivalents                        62,619        17,303        19,607        22,536           14,222
                               ----------    ----------    ----------    ----------    -------------

Adjusted weighted average
shares outstanding              3,526,514     3,512,524     3,512,108     4,285,222        4,383,949
                               ==========    ==========    ==========    ==========    =============

Net Income:                    $  251,000    $2,010,000    $2,493,000    $2,038,000    $   1,639,000
                               ==========    ==========    ==========    ==========    =============

Earnings per share:
and fully diluted:  Basic      $      .07    $      .57    $      .71    $      .48    $         .37
                    Diluted    $      .07    $      .57    $      .71    $      .48    $         .37
                                             ==========    ==========    ==========    =============

               Earnings per common and common equivalent shares are based upon the weighted average number of shares of common stock and common stock equivalents outstanding during the respective periods. Stock options have been considered to be the equivalent of common stock. Shares issuable upon exercise of stock options, to the extent appropriate, have been added to the average common shares actually outstanding for purposes of this computation, and shares assumed to be purchased at the average market price during the respective periods, with proceeds from the exercise of such options, have been deducted from the average shares outstanding.


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